Exhibit 4.6
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.
ZONARE MEDICAL SYSTEMS, INC.
WARRANT TO PURCHASE SHARES
                     ___, 200_
Void after
                     ___, 200_
     This Warrant is issued to                                          by ZONARE Medical Systems, Inc., a Delaware corporation, (the “Company”), pursuant to the terms of that certain Note and Warrant Purchase Agreement dated March 5, 2004 (as amended, modified or supplemented, the “Note Purchase Agreement”) in connection with the Company’s issuance to the initial holder of this Warrant of a Convertible Promissory Note (the “Note”).
     1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Note Purchase Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of the Company’s capital stock (as more fully described below, the “Shares”), that equals the quotient obtained by dividing (a) the Warrant Coverage Amount by (b) the Exercise Price.
     2. Definitions.
          (a) Exercise Price. The exercise price for the Shares shall be the price per share of equity securities sold to investors in the Company’s Next Equity Financing (as defined in the Note). Such price shall be subject to adjustment pursuant to Section 7 hereof (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).
          (b) Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the closing date of the Next Equity Financing and ending on the earlier of (i)                      ___, 200_ or (ii) the closing of a Change of Control (as defined below) transaction.
          (c) Warrant Coverage Amount. The term “Warrant Coverage Amount” means that amount which equals 15% of the principal amount of the Note.

          (d) Shares. The term “Shares” means the class and series of capital stock issued to investors in the Next Equity Financing. The number of Shares for which this Warrant is exercisable is subject to adjustment pursuant to Sections 7 and 8 hereof.
          (e) Change of Control. The term “Change in Control” means (a) the acquisition of the Company by another entity by means of any transaction (including, without limitation, any reorganization, merger or consolidation), (b) a sale of all or substantially all of the material assets of the Company (including, for purposes of this Section 2, intellectual property rights which, in the aggregate, constitute substantially all of the corporation’s material assets), or (c) the acquisition by the Company of any other entity by means of any transaction (including, without limitation, any reorganization, merger or consolidation). Change of Control does not, however, include (i) any transaction in which the stockholders of the Company prior to the transaction hold more than 50% of the voting securities of the surviving or acquiring entity immediately after the transaction or (ii) the sale of the Company’s equity securities in a preferred stock financing.
     3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:
          (a) the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices; and
          (b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.
     4. Exercise. In lieu of cash exercising this Warrant, the holder of this Warrant may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

X =	Y (A - B)
A

Where

X =	The number of Shares to be issued to the holder of this Warrant.

Y =	he number of Shares purchasable under this Warrant.

A =	The fair market value of one Share.

B =	The Exercise Price (as adjusted to the date of such calculations).
     For purposes of this Section 4, the fair market value of a Share shall be the price per Share that the Company could obtain from a willing buyer for the Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.
     5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased (bearing such legends as are required by the subscription agreement, the Note Purchase Agreement, this Warrant, and applicable state and federal securities laws in the opinion of counsel to the Company) shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of a subscription notice.
     6. Issuance of Shares. The Company covenants to use commercial reasonable efforts to ensure that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.
     7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
          (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its capital stock, by split-up or otherwise, or combine its capital stock, or issue additional shares of its capital stock as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
          (b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the holder of this Warrant, so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

          (c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
     8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.
     9. No Stockholder Rights. Prior to exercise of this Warrant, the holder shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.
     10. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of the Shares issued or issuable upon exercise of the Warrants issued pursuant to the Note Purchase Agreement that are then outstanding, provided, however, that any amendment which adversely affects any particular Warrant holder, but shall not so affect all of the Warrant holders, shall require the vote of that particular Warrant holder. . Any waiver or amendment effected in accordance with this Section 10 shall be binding upon each holder of a Warrant, each holder of any Shares purchased under a Warrant at the time outstanding (including securities into which such Shares have been converted), each future holder of all such Shares, and the Company. THE HOLDER OF THIS WARRANT ACKNOWLEDGES THAT BY THE OPERATION OF SECTION 10 HEREOF, THE HOLDERS OF A MAJORITY OF SHARES ISSUED OR ISSUABLE UNDER THE WARRANTS ISSUED PURSUANT TO THE NOTE PURCHASE AGREEMENT THAT ARE THEN OUTSTANDING WILL HAVE THE RIGHT AND POWER TO DIMINISH OR ELIMINATE ALL RIGHTS OF SUCH HOLDER UNDER THIS WARRANT OR UNDER THE NOTE PURCHASE AGREEMENT. For avoidance of doubt, in the event that no Shares are then issuable under the Warrants because the Company has not completed a Next Equity Financing, then the application of this Section 10 shall be made assuming a Next Equity Financing with a price per Share of $1.00.
     11. Warrants Transferable. Subject to compliance with the terms and conditions of this Section 11, this Warrant and all rights hereunder are transferable, in whole, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Securities Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Securities Act certificates for this

Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 11 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.
     12. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.
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          IN WITNESS WHEREOF, Company has caused this Warrant to be issued as of the date first written above.

ZONARE MEDICAL SYSTEMS, INC. a Delaware corporation
By:
Donald Southard, Chief Executive Officer

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